AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2004
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                 MEDIABAY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                 ---------------

     FLORIDA                           2 RIDGEDALE AVENUE - SUITE 300                    65-0429858
 (State or other                       CEDAR KNOLLS, NEW JERSEY 07927                 (IRS employer
 jurisdiction of                             (973)  539-9528                           identification
 incorporation or       (Address, including zip code, and telephone number, including  number)
  organization)             area code, of registrant's principal executive offices)

                               ------------------

                                 JEFFREY DITTUS
                             CHIEF EXECUTIVE OFFICER
                                 MEDIABAY, INC.
                         2 RIDGEDALE AVENUE - SUITE 300
                         CEDAR KNOLLS, NEW JERSEY 07927
                                 (973) 539-9528
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -------------------

                                    COPY TO:
                             Robert J. Mittman, Esq.
                             Brad L. Shiffman, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5000
                            Facsimile: (212) 885-5001

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                         CALCULATION OF REGISTRATION FEE
---------------------------------------- ------------------ ----------------- ------------------- ------------------
                                                                PROPOSED           PROPOSED
                                                                MAXIMUM            MAXIMUM
TITLE OF EACH                                 AMOUNT            OFFERING          AGGREGATE           AMOUNT OF
CLASS OF SECURITIES                            TO BE           PRICE PER      OFFERING PRICE(2)     REGISTRATION
TO BE REGISTERED                           REGISTERED(1)      SECURITY(2)                                FEE
---------------------------------------- ------------------ ----------------- ------------------- ------------------
Common stock, no par value per share       8,533,758(3)          $0.565          $4,821,573          $611.00
---------------------------------------- ------------------ ----------------- ------------------- ------------------

(1) Includes 5,434,928 shares of common stock and 3,098,830 shares of common stock issuable upon exercise of outstanding warrants. All of the shares of common stock being registered hereby are being offered for the accounts of selling shareholders who acquired such shares or options or warrants to acquire shares in private transactions. Except as set forth in the footnotes below, no other shares of the registrant's common stock are being registered pursuant to this offering.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on April 19, 2004.

(3) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder additional shares of common stock as may be issued to the selling shareholders because of any future stock dividends, stock distributions, stock splits, similar capital readjustments or other anti-dilution adjustments.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              SUBJECT TO COMPLETION
                              DATED APRIL 21, 2004


                                 MEDIABAY, INC.

                        8,533,758 Shares of Common Stock

         This prospectus relates to up to 8,533,758 shares of the common stock of MediaBay, Inc., which have been registered for resale by some of our shareholders pursuant to this prospectus.

         The common stock may be offered from time to time by the selling shareholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution." MediaBay will not receive any of the proceeds from any sale of common stock by the selling shareholders. MediaBay will receive proceeds from any exercise for cash of warrants made before any sale of any of the shares of common stock being offered under this prospectus that are underlying warrants.

         The common stock is listed for trading on the Nasdaq National Market under the symbol "MBAY". On April 19, 2004, the closing sale price of the common stock as reported by the Nasdaq National Market was $0.56.

         AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              The date of this Prospectus is ______________, 2004.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  following   documents   previously  filed  by  MediaBay  with  the
Securities and Exchange Commission are incorporated herein by reference and shall be deemed a part of this prospectus:

         (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2003;
         (b)      Current  Report on Form 8-K filed with the SEC on January  30,
                  2004;
         (c)      Current  Report  on Form  8-K  filed  with the SEC on April 1,
                  2004;
         (d)      Current  Report  on Form 8-K  filed  with the SEC on April 12,
                  2004;
         (e) The description of our common stock contained in our Registration Statement on Form 8-A dated November 12, 1999, together with any amendment or report filed with the SEC for the purpose of updating the description; and
         (f) All documents filed by MediaBay pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to the effectiveness of the registration statement.

         All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and before the termination of the offering of the securities hereby shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus on the date of filing of the documents. Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

         This prospectus incorporates documents by reference with respect to MediaBay that are not presented herein or delivered herewith. These documents are available without charge to any person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon written or oral request to Mr. John Levy, MediaBay, Inc., 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927, telephone: (973) 539-9528.

         MediaBay is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. These reports and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's electronic data gathering, analysis and retrieval system are publicly available through the SEC's worldwide web site (http://www.sec.gov).

                                   THE COMPANY

         MediaBay, Inc. is a marketer of spoken audio products, including audiobooks and old-time radio shows, through direct response, retail and internet channels. MediaBay markets audiobooks primarily through its Audio Book Club and its old-time radio programs through direct-mail catalogs, on the internet at RadioSpirits.com and on a wholesale basis to major retailers.

         We were incorporated in Florida in August 1993 under the name Audio Book Club, Inc. In October 1999, we changed our name to MediaBay, Inc. Our principal executive offices are located at 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927. Our telephone number is (973) 539-9528. Our principal internet addresses are MediaBay.com, RadioSpirits.com and Audiobookclub.com. Information contained on these web sites and our other web sites is not deemed part of this prospectus.

                                  RISK FACTORS

         Prospective investors should consider carefully the following risk factors before purchasing any shares of the common stock offered hereby by the selling shareholders.


         RISKS RELATING TO OUR FINANCIAL CONDITION


         WE HAVE A HISTORY OF LOSSES, ARE NOT CURRENTLY PROFITABLE, AND EXPECT TO INCUR LOSSES IN THE FUTURE.

         Since our inception, we have incurred significant losses. As of December 31, 2003, we had incurred an accumulated deficit of $102 million. Losses are continuing and are expected to continue. We may not be able to achieve and sustain profitable operations.


         OUR AUDITORS EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN IN THEIR AUDIT REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003.

         Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements at December 31, 2003. The paragraph states that our recurring losses from operations and our inability to meet our debt obligations as they come due in 2004 raise substantial doubt about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph may adversely affect our relationships with suppliers and other creditors and customers and may adversely affect our ability to obtain additional financing.


         THE TERMS OF OUR DEBT IMPOSE RESTRICTIONS ON OUR BUSINESS.

         As of December 31, 2003 we had approximately $2.9 million of debt outstanding under our revolving line of credit and approximately $15.1 million principal amount of debt outstanding and related accrued interest under promissory notes. Our revolving line of credit restricts our ability to raise financing for working capital purposes because it requires us to use any proceeds from equity or debt financings, with limited exceptions, to repay amounts outstanding under the credit agreement. In addition to limiting our ability to incur additional indebtedness, our existing indebtedness under our revolving line of credit limits or prohibits us from, among other things:

         o        merging into or consolidating with another corporation;
         o        selling all or substantially all of our assets;
         o        declaring or paying cash dividends; or
         o        materially changing the nature of our business.

         WE HAVE TO MAKE SUBSTANTIAL PAYMENTS ON OUR DEBT DURING 2004 AND MAY NOT HAVE THE FUNDS TO DO SO.

         Our line of credit matures on September 30, 2004, an additional $10.8 million is due upon demand of the holders of notes which may be made at various times during 2004 following the repayment of the line of credit and an additional $4.3 million under promissory notes is due in the fourth quarter of 2004. We are required to make monthly payments of principal on the line of credit of $106,666 through August 2004. We might not have sufficient funds to repay the debt, or be able to obtain other financing to replace the debt or obtain an extension of its maturity. In addition, if an event of default occurs under the promissory notes or senior credit facility, the indebtedness would become due and payable. In such an event, it is unlikely that we will have the funds necessary to repay all of the indebtedness.


         OUR OBLIGATIONS TO REPURCHASE SHARES OF OUR COMMON STOCK WILL DIVERT AVAILABLE CASH FROM USE IN OPERATION; AND WE MAY NOT HAVE THE FUNDS AVAILABLE TO MEET OUR OBLIGATIONS.

         We granted the seller in an acquisition the right to sell back to us shares of our common stock that we issued in connection with the acquisition. Unless our common stock satisfies specific price targets, these rights could require us to purchase up to 75,000 shares of our common stock at a cost to us of $1.1 million as follows: (i) 25,000 shares at a cost to us of $350,000 and
(ii) 50,000 shares at a cost to us of $750,000 commencing December 31, 2005. The repurchase obligations expire based on the stock reaching the repurchase price for a period of 10 consecutive trading days. We have asserted that the price targets were maintained and that the obligation has expired. The seller has disputed this assertion and asserts the right to put 25,000 shares at a price of $14.00 per share beginning on December 31, 2003 and 50,000 shares at a price of $15.00 per share beginning on December 31, 2005. The seller has demanded the repurchase of the 25,000 shares for $350,000. At this time, the status of these discussions is open and we do not know what the outcome will be. We may not have the funds to meet these obligations to repurchase stock, which could result in the holder of these rights commencing lawsuits to enforce his rights. Even if we have the funds available to meet these obligations, such payments will adversely affect our cash flow and divert cash from use in operations.


         RISKS RELATING TO OUR OPERATIONS


         IF WE DO NOT HAVE SUFFICIENT FUNDS TO MARKET TO ATTRACT NEW MEMBERS AND CUSTOMERS, OUR CUSTOMER AND REVENUE BASES WILL CONTINUE TO ERODE.

         Because we significantly reduced our market expenditures for new members, our club membership and revenues declined significantly. Sales for the year ended December 31, 2003 decreased $9.1 million or 20% to $36.6 million as compared to $45.7 million for the year ended December 31, 2002. Audio Book Club sales decreased by $8.0 million to $26.4 million for the year ended December 31, 2003 from $34.4 million for the year ended December 31, 2002, principally due to a decrease in club membership as a result of a reduction in our advertising expenditures for new members. For the year ended December 31, 2003, we spent $2.1 million to attract new Audio Book Club members, a reduction of $6.2 million, or 74.7%, from the amount spent to attract new members of $8.3 million during the year ended December 31, 2002, principally due to the lack of necessary funds. If we do not have the funds available to spend to acquire new members to offset member attrition and/or expand our existing membership and customer bases, our revenue will continue to decline, which will continue to negatively impact our performance and could ultimately impair our ability to continue as a going concern.


         OUR PRODUCTS ARE SOLD IN A NICHE MARKET THAT MAY HAVE LIMITED FUTURE GROWTH POTENTIAL.

         Although the market for audiobooks has expanded in recent years, the markets for our products are niche markets. Consumer interest in audiobooks and old-time radio may decline in the future, and growth trends in these markets may stagnate or decline. A decline in the popularity of audiobooks and old-time radio would limit our future growth potential and negatively impact our future operating results.


         WE MAY BE UNABLE TO ANTICIPATE CHANGES IN CONSUMER PREFERENCE FOR OUR PRODUCTS AND MAY LOSE SALES OPPORTUNITIES.

         Our success depends largely on our ability to anticipate and respond to a variety of changes in the audiobook and old-time radio industries. These changes include economic factors affecting discretionary consumer spending, modifications in consumer demographics and the availability of other forms of entertainment. The audiobook and old-time radio markets are characterized by changing consumer preferences, which could affect our ability to:

         o        plan for catalog offerings;
         o        introduce new titles;
         o        anticipate order lead time;
         o        accurately assess inventory requirements; and
         o        develop new product delivery methods.

         Although we evaluate many factors and attempt to anticipate the popularity and life cycle of audiobook titles, the ultimate level of demand for specific titles is subject to a high level of uncertainty. Sales of audiobook titles typically decline rapidly after the first few months following release. If sales of specific titles decline more rapidly than we expect, we could be left with excess inventory, which we might be forced to sell at reduced prices. If we fail to anticipate and respond to factors affecting the audiobook industry in a timely manner, we could lose significant amounts of capital or potential sales opportunities.

         WE MAY EXPERIENCE SYSTEM INTERRUPTIONS, WHICH AFFECT ACCESS TO OUR WEB SITES AND OUR ABILITY TO SELL PRODUCTS OVER THE INTERNET.

         Our future revenue depends, in part, on the number of web site visitors who join as Audio Book Club members and who make online purchases. The satisfactory performance, reliability and availability of our web sites, transaction-processing systems and network infrastructure are critical to our ability to attract and retain visitors at our web sites. If we experience system interruptions that prevent customers and potential customers from accessing our web sites, consumer perception of our on-line business could be adversely affected, and we could lose sales opportunities and visitor traffic.


         WE MAY NOT BE ABLE TO LICENSE OR PRODUCE DESIRABLE SPOKEN WORD CONTENT, WHICH COULD REDUCE OUR REVENUES.

         We could lose sales opportunities if we are unable to continue to obtain the rights to additional audiobook libraries or selected audiobook titles. Some of our license agreements expire over the several months unless they are renewed. We may not be able to renew existing license and supply arrangements for audiobook publishers' libraries or enter into additional arrangements for the supply of new audiobook titles.


         IF OUR THIRD-PARTY PROVIDERS FAIL TO PERFORM THEIR SERVICES PROPERLY, OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

         Third-party providers conduct all of our Audio Book Club and a majority of our Radio Spirits customer service operations, process orders and collect payments for us. If these providers fail to perform their services properly, Audio Book Club members and Radio Spirits' customers could develop negative perceptions of our business, collections of receivables could be delayed, our operations might not function efficiently, our expenses may increase and our revenue may decline.


         IF OUR MARKETING STRATEGIES TO ACQUIRE NEW MEMBERS ARE NOT SUCCESSFUL, WE WILL NOT ACQUIRE AS MANY MEMBERS AS WE ANTICIPATE OR ACQUIRE MEMBERS WHOSE PERFORMANCE IS UNPROFITABLE, WHICH WOULD INHIBIT OUR SALES GROWTH OR INCREASE OUR COSTS.

         If our direct mail and other marketing strategies are not successful, our per member acquisition costs may increase and we may acquire fewer new members than anticipated or the members we do acquire may not purchase as many products as we anticipate, return products at a higher rate than we expect or fail to pay for their purchases. As a result, our operating results would be negatively impacted and our sales growth would be inhibited.


         THE PUBLIC MAY BECOME LESS RECEPTIVE TO UNSOLICITED DIRECT MAIL CAMPAIGNS.

         The success of our direct mail campaigns is dependent on many factors including the public's acceptance of direct mail solicitations. Negative public reception of direct mail solicitations will result in lower customer acquisitions rates and higher customer acquisition costs and will negatively impact operating results and sales growth.


         INCREASED MEMBER ATTRITION COULD NEGATIVELY IMPACT OUR FUTURE REVENUES AND OPERATING RESULTS.

         As is typical with membership clubs, we experience significant member attrition. Our Audio Book Club lost more active members than new members that joined in 2003. Increases in membership attrition above the rates we anticipate could materially reduce our future revenues. We incur significant up front expenditures in connection with acquiring new members. A member may not honor his or her commitment, or we may choose to terminate a specific membership for several reasons, including failure to pay for purchases, excessive returns or cancelled orders. As a result, we may not be able to fully recoup our costs associated with acquiring new members. In addition, once a member has satisfied his or her initial commitment to purchase additional audiobooks at regular prices, the member has no further commitment to make purchases.

         NEW LAWS ADDRESSING THE SENDING OF E-MAILS MAY LIMIT OUR ABILITY TO MARKET OR SUBJECT US TO PENALTIES.

         New laws recently enacted to limit "spam" e-mails may impact our ability to conduct e-mail campaigns. While we attempt to only use "opt-in" e-mail addresses and to work with third parties whose lists consist of "opt-in" e-mails, the law may limit the number of third parties whose lists we can use or significantly reduce the number of e-mails within these lists. Limitations on our ability to continue the use of e-mail marketing campaigns could adversely affect our ability to attract new Audio Book Club members and increase our cost to acquire new members.


         THE CLOSING OF RETAIL STORES, WHICH CARRY OUR PRODUCTS COULD NEGATIVELY IMPACT OUR WHOLESALE SALES OF THESE PRODUCTS.

         Bankruptcy filings by major retailers may limit the number of outlets for our old-time radio products. With fewer chains and stores available as distribution outlets, competition for shelf space will increase and our ability to sell our products could be impacted negatively. Moreover, our wholesale sales could be negatively impacted if any of our significant retail customers were to close a significant number of their locations or otherwise discontinue selling our products.

         IF THIRD PARTIES OBTAIN UNAUTHORIZED ACCESS TO OUR MEMBER AND CUSTOMER DATABASES AND OTHER PROPRIETARY INFORMATION, WE WOULD LOSE THE COMPETITIVE ADVANTAGE THEY PROVIDE.

         We believe that our member file and customer lists are valuable proprietary resources, and we have expended significant amounts of capital in acquiring these names. Our member and customer lists, trade secrets, trademarks and other proprietary information have limited protection. Third parties may copy or obtain unauthorized access to our member and customer databases and other proprietary know-how, trade secrets, ideas and concepts.

         Competitors could also independently develop or otherwise obtain access to our proprietary information. In addition, we rent our lists for one-time use only to third parties that do not compete with us. This practice subjects us to the risk that these third parties may use our lists for unauthorized purposes, including selling them to our competitors. Our confidentiality agreements with our executive officers, employees, list managers and appropriate consultants and service suppliers may not adequately protect our trade secrets. If our lists or other proprietary information were to become generally available, we would lose a significant competitive advantage.


         IF WE ARE UNABLE TO PAY OUR ACCOUNTS PAYABLE IN A TIMELY MANNER, OUR SUPPLIERS AND SERVICE PROVIDERS MAY REFUSE TO SUPPLY US WITH PRODUCTS OR PROVIDE SERVICES TO US.

         At December 31, 2003, we owed approximately $8.2 million to trade and other creditors. Approximately $6.1 million of these accounts payable were more than 60 days past due. If we do not make satisfactory payments to our vendors, they may refuse to continue to provide us with products or services on credit, which could interrupt our supply of products or services.


         HIGHER THAN ANTICIPATED PRODUCT RETURN RATES COULD REDUCE OUR FUTURE OPERATING RESULTS.

         We experienced product return rates of approximately 24%, 26%, and 32% during the years ended December 31, 2001, 2002 and 2003, respectively. If members and customers return products to us in the future at higher rates than in the past or than we currently anticipate, our net sales would be reduced and our operating results would be adversely affected. A return rate in excess of our allowance for returns would result in a charge to earnings to write off the related receivables and would reduce our assets.

         IF WE ARE UNABLE TO COLLECT OUR RECEIVABLES IN A TIMELY MANNER, IT MAY NEGATIVELY IMPACT OUR CASH FLOW AND OUR OPERATING RESULTS.

         We experienced bad debt rates of approximately 6.1%, 6.2% and 10.8% during the year ended December 31, 2001, 2002 and 2003, respectively. We are subject to the risks associated with selling products on credit, including delays in collection or uncollectibility of accounts receivable. If we experience significant delays in collection or uncollectibility of accounts receivable, our liquidity and working capital position could suffer and we could be required to increase our allowance for doubtful accounts, which would increase our expenses and reduce our assets.


         INCREASES IN COSTS OF POSTAGE COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

         We distribute millions of mailings each year, and postage is a significant expense in the operation of our business. We do not pass on the costs of member mailings and member solicitation packages. Even small increases in the cost of postage, multiplied by the millions of mailings we conduct, would result in increased expenses and would negatively impact our operating results.


         WE FACE SIGNIFICANT COMPETITION FROM A WIDE VARIETY OF SOURCES FOR THE SALE OF OUR PRODUCTS.

         We may not be able to compete effectively because of the significant competition in our markets from many competitors, many of whom are better financed and have greater resources and from other competing products, which provide similar entertainment value. We compete with other web sites, retail outlets and catalogs, which offer similar entertainment products or content, including digital download of spoken word content. New competitors, including large companies, may elect to enter the markets for audiobooks and spoken word content. We also compete for discretionary consumer spending with mail order clubs and catalogs, other direct marketers and retailers that offer products with similar entertainment value as audiobooks and old-time radio and classic video programs, such as music on cassettes and compact discs, printed books, videos, and laser and digital video discs. Many of these competitors are well-established companies, which have greater financial resources that enable them to better withstand substantial price competition or downturns in the market for spoken word content.


         RISKS RELATING TO OUR CAPITAL STRUCTURE


         THE  HERRICK  FAMILY  EXERTS  SIGNIFICANT  INFLUENCE  OVER  SHAREHOLDER
MATTERS.

         Norton Herrick, Howard Herrick, a director of MediaBay, their family members and affiliates own approximately 24% of our outstanding common stock and all of our outstanding Series A convertible preferred stock, and therefore, have the right to cast approximately 40% of the voting power of our capital stock. They also own $7.1 million principal amount of convertible debt and warrants and options, which in the aggregate are convertible into or exercisable to purchase approximately 19.2 million shares of our common stock at prices ranging from $0.56 per share to $4.00 per share, which if converted and exercised, would give them the right to vote, in total, approximately 63% of the voting power of our capital stock. As significant shareholders, they exert significant influence over matters, which require shareholder vote, including the election of directors, amendments to our Articles of Incorporation or approval of the dissolution, merger, or sale of MediaBay, our subsidiaries or substantially all of our assets. In addition, consent of the holders of the Series A convertible preferred stock is required for certain actions, including a merger or other business combination, certain assets sales, the creation, authorization or increase of any series of shares of capital stock convertible into common stock, incurrence of indebtedness and declaration or payment of dividends on capital stock. Ownership of the convertible debt restricts our ability to take other corporate actions, including the incurrence of additional debt, without the holders' consent. This concentration of ownership and control by the Herrick family could delay or prevent a change in our control or other action, even when a change in control or other action might be in the best interests of other shareholders.

         OUR ABILITY TO USE OUR NET OPERATING LOSSES WILL BE LIMITED IN FUTURE PERIODS, WHICH COULD INCREASE OUR TAX LIABILITY.

         Under Section 382 of the Internal Revenue Code of 1986, utilization of prior net operating losses is limited after an ownership change, as defined in
Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the long-term tax exempt rate. In the event we achieve profitable operations, any significant limitation on the utilization of net operating losses would have the effect of increasing our tax liability and reducing after tax net income and available cash reserves. We are unable to determine the availability of net operating losses since this availability is dependent upon profitable operations, which we have not achieved in prior periods.


         OUR STOCK PRICE HAS BEEN AND COULD CONTINUE TO BE EXTREMELY VOLATILE.

         The market price of our common stock has been subject to significant fluctuations since our initial public offering in October 1997. The securities markets have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, the trading price of our common stock could be subject to significant fluctuations in response to:

         o        our ability to maintain listing of our common stock on NASDAQ;
         o        actual or  anticipated  variations in our quarterly  operating results;
         o        announcements by us or other industry participants,
         o        factors affecting the market for spoken word content;
         o        changes in national or regional economic conditions;
         o changes in securities analysts' estimates for us, our competitors' or our industry or our failure to meet such analysts' expectations; and
         o        general market conditions.

         A LARGE NUMBER OF SHARES OF OUR COMMON STOCK COULD BE SOLD IN THE MARKET IN THE NEAR FUTURE, WHICH COULD DEPRESS OUR STOCK PRICE.

         As of April 12, 2004, we had outstanding approximately 18.5 million shares of common stock. In addition, a substantial portion of our shares are currently freely trading without restriction under the Securities Act of 1933, having been registered for resale or held by their holders for over two years and are eligible for sale under Rule 144(k). There are currently outstanding options and warrants to purchase and debt convertible into an aggregate of approximately 29.5 million shares of our common stock at an average exercise or conversion price of $1.56 per share. A substantial portion of these shares has been registered for resale. To the extent any of our warrants or options are exercised or convertible debt is converted, your percentage ownership will be diluted and our stock price could be further adversely affected. Moreover, as the underlying shares are sold, the market price could drop significantly if the holders of these restricted shares sell them or if the market perceives that the holders intend to sell these shares.



            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

         Certain statements in this prospectus constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of our management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "Intent," "estimate," "anticipate," "believe," or "continue" or the negative there of or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any results, performances or achievements express or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations, include, without limitation, those discussed "the Risk Factors section" appearing elsewhere in this prospectus. Undue reference should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from any sales of shares of common stock made from time to time hereunder by the selling shareholders. Any proceeds we receive from the exercise of warrants for cash will be used for working capital. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling shareholders.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         MediaBay is authorized to issue 150,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value, of which 75,000 shares are designated as Series A Convertible Preferred Stock and 10,000 shares are designated as Series B Convertible Preferred Stock. As of April 21, 2004, there were 18,463,624 shares of common stock outstanding, 25,000 shares of Series A Convertible Preferred Stock outstanding and 3,350 shares of Series B Convertible Preferred Stock outstanding.

COMMON STOCK

         The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors, and, subject to preferences that may be applicable to any preferred stock outstanding at the time, are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of liquidation or dissolution of MediaBay, the holders of common stock are entitled to receive all assets available for distribution to the shareholders after satisfaction of obligations to creditors, subject to any preferential rights of any preferred stock then outstanding. The holders of our common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the right of the holders of any shares of preferred stock which our board of directors may designate in the future.

PREFERRED STOCK

         Authorized but undesignated shares of preferred stock may be issued from time to time in one or more series upon authorization by our board of directors. Our board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could adversely affect the voting power of the holders of common stock and make it more difficult for a third party to gain control of MediaBay prevent or substantially delay a change of control, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

         Series A Convertible Preferred Stock

         There are currently 25,000 shares of Series A Convertible Preferred Stock outstanding. The stated value of the Series A Convertible Preferred Stock is $100.00 per share.

         Dividends. Dividends are payable on the Series A Convertible Preferred Stock quarterly, in arrears, on each March 31, June 30, September 30 and December 30 at an annual rate of $9.00 per share. Dividends are payable at the holder's option in (i) additional shares of Series A Convertible Preferred Stock
(ii) shares of common stock or (iii) cash; provided that if the holder elects to receive a dividend payment in cash, the payment will accrue until MediaBay is permitted to be made under its existing credit facility.

         Conversion. The Series A Convertible Preferred Stock is convertible, at the option of the holder, into a number of shares of common stock equal to a fraction, (i) the numerator of which is equal to the liquidation preference plus accrued and unpaid dividends through the conversion date and (ii) the denominator is the stock price which is currently $0.56, subject to adjustment.

         Liquidation. In the event of a liquidation, dissolution or winding up of MediaBay, the holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets of MediaBay, a sum in cash equal to $100.00 per share before any amounts are paid to the holders of MediaBay common stock.

         Voting Rights. The holders of Series A Convertible Preferred Stock shall have the number of votes equal to the number of shares of Series A Convertible Preferred Stock held multiplied by a fraction, the numerator of which is the liquidation preference and the denominator is $1.75, and shall vote together with the holders of common stock as a single class on all matters submitted to the stockholders for a vote. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock is required for, among other things, the creation, authorization or issuance of a series or shares of preferred stock senior to, or on parity with, the Series A Convertible Preferred Stock; a merger, consolidation or business combination in which MediaBay is not the surviving entity and MediaBay's shareholders do not hold a majority of the capital stock of the surviving entity; MediaBay to incur or permit to exist indebtedness or liens; the declaration or payment of dividends; redemption or retirement of any other capital stock; distributions to shareholders; and certain sales, transfers and dispositions of assets.

         Series B Convertible Preferred Stock

         There are currently 3,350 shares of Series B Convertible Preferred Stock outstanding. The stated value of the Series B Convertible Preferred Stock is $100.00 per share.

         Dividends. Dividends are payable on the Series B Convertible Preferred Stock quarterly, in arrears, on each March 31, June 30, September 30 and December 30 at an annual rate of $9.00 per share. Dividends are payable at the holder's option in (i) additional shares of Series B Convertible Preferred Stock
(ii) shares of common stock or (iii) cash; provided that the payment will accrue until MediaBay is permitted to be made under its existing credit facility.

         Conversion. The Series B Convertible Preferred Stock is convertible, at the option of the holder, into a number of shares of common stock equal to a fraction, (i) the numerator of which is equal to the liquidation preference plus accrued and unpaid dividends through the conversion date and (ii) the denominator is the stock price which is currently $0.77, subject to adjustment.

         Liquidation. In the event of a liquidation, dissolution or winding up of MediaBay, the holders of Series B Convertible Preferred Stock shall be entitled to receive out of the assets of MediaBay, a sum in cash equal to $100.00 per share before any amounts are paid to the holders of MediaBay common stock.

         Voting Rights. The holders of Series B Convertible Preferred Stock shall have no voting rights, except as required by law and except that the consent of the Series B Convertible Preferred Stock, voting separately as a class, is required for any amendment, alteration or repeal of the terms of the Series B Convertible Preferred Stock which materially and adversely affects the rights, preferences and privileges of the Series B Convertible Preferred Stock.

CLASSIFIED BOARD OF DIRECTORS

         Our by-laws divide our board of directors into three classes, serving staggered three-year terms. The staggered terms of the classes of directors may make it more difficult for a third party to gain control of our board or acquire MediaBay and may discourage bids for our common stock at a premium. In addition, our Articles of Incorporation provide that shareholders may not call special meetings of shareholders unless they represent at least 25% of our outstanding voting shares of stock.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.


         SHAREHOLDERS FOR WHICH SHARES ARE BEING REGISTERED FOR SALE


         The following table sets forth information as of April 21, 2004, with respect to the shareholders for which shares are being registered for sale.


                                        Beneficial Ownership
                                         of Shares of Common                           Shares Beneficially          % of Shares
                                          Stock, including                             Owned Assuming the       Beneficially Owned
Shareholders for Which Shares are        Shares Registered for    Shares Registered     Sale of the Shares      Assuming the Sale of
Being Registered for Sale                       Sale                 for Sale              Registered          the Shares Registered
------------------------------------   ------------------------  ------------------  ----------------------    ---------------------
Alpha Capital AG(1)                                    968,895              968,895                        0                   0%
Bonanza Master Fund LTD.(2)                          1,937,788            1,937,788                        0                   0%
Bridges & PIPES LLC(3)                                 714,662              664,662                   50,000                    *
Colbart Birnet, LP(4)                                  290,669              290,669                        0                   0%
Ellis International Limited Inc.(5)                    484,447              484,447                        0                   0%
Gross Foundation, Inc.(6)                              193,779              193,779                        0                   0%
Gryphon Master Fund, LP(7)                             968,894              968,894                        0                   0%
Michael R. Hamblett                                    193,779              193,779                        0                   0%
John S. Lemak                                          197,654              197,654                        0                   0%
RHP Master Fund, Ltd.(8)                               581,337              581,337                        0                   0%
Sandor Capital Master Fund, LP(9)                      494,136              494,136                        0                   0%
SRG Capital, LLC (10)                                  484,447              484,447                        0                   0%
Truk International Fund, LP(11)                        290,669              290,669                        0                   0%
Steven McLaughlin                                        8,000                8,000                        0                   0%
Michael Screiber                                        28,718               28,718                        0                   0%
Duncan Capital Group LLC(12)                           705,884              705,884                        0                 [0%]
Robert Blakely                                          13,334               13,334                      [0]                 [0%]
Scott Griffith                                          13,333               13,333                      [0]                 [0%]
Jesse Shelmire                                          13,333               13,333                        0                   0%

-----------------
*     Less than 1%

1. The selling shareholder has advised us that the natural person having voting and dispositive power over the securities is Konrad Ackerman.

2. The selling shareholder has advised us that the natural person having voting and dispositive power over the securities is Bernay Box.

3. The selling shareholder has advised us that the natural person having voting and dispositive power over the securities is David Fuchs.

4. The selling shareholder has advised us that the natural person having voting and dispositive power over the securities is Ezra Birnbaum.

5. The selling shareholder has advised us that the natural person having voting and dispositive power over the securities is Wilheim Ungar.

6. The selling shareholder has advised us that the natural person having voting and dispositive power over the securities is Chaim Gross.

7. The selling shareholder has advised us that the natural person having voting and dispositive power over the securities is E.B. Lyon IV.

8. The selling shareholder has advised us that it is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment
         Management directs the voting and disposition of shares owned by RHP Master Fund, Ltd. Messrs. Wayne Bloch, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the MediaBay's common stock owned by the RHP Master Fund, Ltd.

9. The selling shareholder has advised us that the natural person having voting and dispositive power over the securities is John S. Lemak.

10. The selling shareholder has advised us that the natural persons having voting and dispositive power over the securities are Tai May Lee and Edwin Mecabe, jointly.

11. The selling shareholder has advised us that the natural persons having voting and dispositive power over the securities are Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International, L.P. exercise investment and voting control over the shares. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the shares owned by the selling shareholder.

12. The selling shareholder has advised us that Michael Crow and Dan Purjes are the managers of Duncan Capital Group LLC, with voting and dispositive power over the shares offered by Duncan Capital Group LLC.


         The above table assumes for calculating each shareholder's beneficial percentage ownership that options, warrants and/or convertible securities that are held by such shareholder (but not held by any other selling shareholder or person) and are exercisable or convertible within 60 days from the date of this prospectus have been exercised or converted.

                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

         o block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

         o an exchange distribution in accordance with the Rules of the applicable exchange;

         o        privately negotiated transactions;

         o        settlement of short sales;

         o broker/dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker/dealers engaged by the selling shareholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling shareholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions to exceed what is customary in the types of transactions involved.

         The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

         The selling shareholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The selling shareholders have informed MediaBay that it does not have any agreement or understanding, directly or indirectly, with any person to distribute MediaBay common stock.

         MediaBay is required to pay all fees and expenses incident to the registration of the shares. MediaBay has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                 INDEMNIFICATION

         Our Articles of Incorporation and By-Laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. The Florida Business Corporation Act provides that none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to MediaBay or our shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Business Corporation Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law.

         We  have  entered  into  indemnification  agreements  with  some of our
employees,   officers  and  consultants.   Under  the  terms  of  the  indemnity
agreements, we have agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of us and related expenses. Provided however, that the employee, officer or consultant shall reimburse us for the amounts if the individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                  LEGAL MATTERS

         The legality of the shares of common stock offered hereby was passed upon for MediaBay, Inc. by Blank Rome LLP, New York, New York.


                                     EXPERTS

         The financial statements and the related financial statement schedule for the year ended December 31, 2003 incorporated in this prospectus by reference from MediaBay, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Amper Politziner & Mattia, P.C., as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements and the related financial statement schedule for the years ended December 31, 2001 and 2002 incorporated in this prospectus by reference from MediaBay, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

         MediaBay has filed with the SEC, a Registration Statement with respect to the securities offered by this prospectus. This prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to MediaBay and this offering, reference is made to the Registration Statement, including exhibits filed therewith, which may be read and copied at the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of these materials at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's electronic data gathering, analysis and retrieval system are publicly available through the SEC's worldwide web site (http://www.sec.gov).

========================================================      ===============================================================


We have not  authorized  any dealer,  sales person or                                       8,533,758 SHARES
any  other  person  to  give  any  information  or to                                              OF
represent  anything not contained in this prospectus.                                         COMMON STOCK
You must not  rely on any  unauthorized  information.
This  prospectus  does  not  offer to sell or buy any
securities in any jurisdiction where it is unlawful.
                                                                                             MEDIABAY, INC.




                                TABLE OF CONTENTS

                                                   Page
Incorporation of Certain Documents
  by Reference.......................................  2                                      -------------
The Company..........................................  3
Risk Factors.........................................  4                                       PROSPECTUS
Special Information Regarding                                                                 -------------
  Forward Looking Information........................  9
Use of Proceeds...................................... 10
Description of Capital Stock......................... 10
Shareholders for Which Shares
  are Being Registered for Sale...................... 12
Plan of Distribution................................. 14
Indemnification...................................... 14
Legal Matters........................................ 15                                           _________________, 2004
Experts.............................................. 15
Where You Can Find Information....................... 15


========================================================      ===============================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*.

         The  following   are  the  estimated   expenses  of  the  issuance  and
distribution of the securities being registered, all of which will be paid by the Registrant:

SEC registration fee ......................................   $       611.00

Legal fees and expenses ...................................        20,000.00

Accounting fees and expenses ..............................        15,000.00


Miscellaneous .............................................         4,389.00

Total......................................................   $    40,000.00
                                                              ==============

---------------------------
 * All amounts are estimated except the first item.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act (the "Florida Act") contain provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Articles of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to the Registrant or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty. The Company's Articles of Incorporation and By-Laws provide that the Company shall indemnify, and upon request shall advance expenses to, its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or
(iv) a violation of a criminal law. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

         Our company has entered into indemnification agreements with certain employees, officers and consultants. Pursuant to the terms of the indemnity agreements, our company has agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of our company and certain expenses related thereto. Provided however, that the employee, officer or consultant shall reimburse our company for such amounts if the such individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

         (a)      Exhibits

Exhibit Number    Description
--------------    -----------


         5 Opinion of Blank Rome LLP as to the legality of the securities being registered

         23.1     Consent of Amper Politziner & Mattia, P.C.

         23.2     Consent of Deloitte & Touche LLP

         23.3     Consent of Blank Rome LLP included in opinion filed as
                  Exhibit 5

         24 Power of Attorney, included in the signature page of this Registration Statement


--------------
* Previously filed

ITEM 17.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the Town of Cedar Knolls, State of New Jersey, on the 21st day of April 2004.


                            MEDIABAY, INC.

                            By:  /s/ John  Levy
                            ------------------------------------------------
                                     John Levy, Executive Vice President and
                                       Chief Financial Officer


         Each person whose signature appears below hereby authorizes each of Carl Wolf and John Levy or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 was signed by the following persons in the capacities and on the dates indicated:


Signature                                    Title                                                  Date
---------                                    -----                                                  ----
/s/ Carl Wolf                            Director and Chairman                                      April 21, 2004
----------------------------------
Carl Wolf


/s/ Jeffrey Dittus                       Director and Chief Executive Officer (Principal            April 21, 2004
------------------------------------     Executive Officer)
Jeffrey Dittus


/s/ John Levy                            Executive Vice President and Chief                         April 21, 2004
------------------------------------     Financial Officer (Principal Financial
John Levy                                and Accounting Officer)


/s/ Howard Herrick                       Director and Executive Vice President                      April 21, 2004
------------------------------------
Howard  Herrick


/s/ Richard Berman                       Director                                                   April 21, 2004
------------------------------------
Richard Berman


/s/ Paul Ehrlich                         Director                                                   April 21, 2004
------------------------------------
Paul Ehrlich


/s/ Mark Hershhorn                       Director                                                   April 21, 2004
------------------------------------
Mark Hershhorn


/s/ Joseph R. Rosetti                    Director                                                   April 21, 2004
------------------------------------
Joseph R. Rosetti
